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SEC 1745 (2/92)
                                           UNITED STATES
                                SECURITIES AND EXCHANGE COMMISSION
                                      Washington, D.C. 20549


                                           SCHEDULE 13G


                             Under the Securities Exchange Act of 1934

                                 (Amendment No. ________________)*

                                       MNB Bancshares, Inc.
                                         (Name of Issuer)

                                           Common Stock
                                  (Title of Class of Securities)

                                             553010310
                                          (CUSIP Number)

                                         December 31, 2000
                                           Date of Event
Check  the  appropriate  box to  designate  the rule  pursuant  to which  this
  Schedule is filed:

               Rule 13d-1(b)
               Rule 13d-1(c)
               Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 2 of 6 pages

------------------------------                         ------------------------
CUSIP NO. 553010310                     13G                Page 2 of 6 Pages
------------------------------                         ------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
              MNB Bancshares, Inc. Employee Stock Ownership Plan


-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)|_|
                                                         (b)|_|
-------------------------------------------------------------------------------
   3    SEC USE ONLY


-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware

-------------------------------------------------------------------------------
     NUMBER OF       5   SOLE VOTING POWER
      SHARES                   32,202 shares
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
                    -----------------------------------------------------------
                     6   SHARED VOTING POWER
                               80,444 shares
                    -----------------------------------------------------------
                     7   SOLE DISPOSITIVE POWER
                               32,202 shares
                    -----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                               80,444 shares
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               112,646 shares

-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               7.34%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
               EP

-------------------------------------------------------------------------------



           STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G


Item 1.

      (a)   Name of Issuer
              MNB Bancshares, Inc.

      (b)   Address of Issuer's Principal Executive Offices
              800 Poyntz Avenue
              Manhattan, Kansas 66502

Item 2.

      (a)   Name of Person Filing
              MNB Bancshares, Inc. Employee Stock Ownership Plan


      (b) Address of Principal Business Office, or if none, Residence 800 Poyntz Avenue
              Manhattan, Kansas 66502

      (c)   Citizenship
            Delaware

      (d)   Title of Class of Securities
            Common Stock

      (e)   CUSIP Number
              553010310

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b), check whether the person filing is a:

            (a)  Broker or dealer registered under Section 15 of the Act
            (b)  Bank as defined in Section 3(a)(6) of the Act
            (c)  Insurance company as defined in Section 3(a)(19) of the Act
            (d) Investment company registered under Section 8 of the Investment Company Act of 1940
            (e) An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)
            (f)  An employee benefit plan or endowment fund in accordance with
                 Section 240.13d-1(b)(1)(ii)(F)
            (g)  A parent holding company or control person in accordance with
                 Section 240.13d-1(b)(1)(ii)(G)
            (h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act
            (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
            (j)  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

Item 4.     Ownership

      (a)   Amount Beneficially Owned
            112,646 shares

      (b)   Percent of Class
            7.34%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote
                  32,202 shares

            (ii)  shared power to vote or to direct the vote
                  80,444 shares

            (iii) sole power to dispose or to direct the disposition of
                  32,202 shares

            (iv) shared power to dispose or to direct the disposition of 80,444 shares

Item 5.     Ownership of Five Percent or Less of a Class
            N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person
            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
            N/A

Item 8.     Identification and Classification of Members of the Group
            N/A

Item 9.     Notice of Dissolution of Group
            N/A

Item 10.    Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 13, 2001
                                          Date

                                          MNB BANCSHARES, INC. EMPLOYEE STOCK
                                          OWNERSHIP PLAN


                                          By:   /s/ Mark A. Herpich
                                                Mark A. Herpich
                                                Plan Administrator